EXHIBIT 99.1

Krispy Kreme reports first quarter 2024 financial results and reaffirms full year 2024 guidance
First quarter Net Revenue grows 5.7%, Organic Revenue increases 6.7%
Delivered Fresh Daily expansion to accelerate with McDonald’s nationwide rollout
CHARLOTTE, NC (May 9, 2024) – Krispy Kreme, Inc. (NASDAQ: DNUT) (“Krispy Kreme”, “KKI”, or the “Company”) today reported financial results for the quarter ended March 31, 2024.
First Quarter Highlights (vs Q1 2023)
•Net revenue grew 5.7% to $442.7 million
•Organic revenue grew 6.7% to $440.9 million
•GAAP net loss of $6.7 million
•GAAP net loss attributable to KKI of $8.5 million
•Adjusted EBITDA grew 5.9% to $58.2 million
•Global Points of Access increased 2,404, or 19.4% to 14,814

“First-quarter results exceeded our expectations, driven by increased digital sales and strong consumer demand, highlighted by a record setting Valentine’s Day with specialty doughnuts available in 33 countries around the world,” said Josh Charlesworth, CEO.

“Our strategy of making fresh Krispy Kreme doughnuts more available globally is providing impressive results,” continued Charlesworth. “We are modernizing how we make and move doughnuts to ensure high quality, profitable growth. Our Delivered Fresh Daily expansion is accelerating into more grocers, convenience stores and quick service restaurants. We’re excited about our recently announced agreement with McDonald’s, which is expected to more than 12,000 new points of access in the U.S. by the end of 2026. We’ll support much of this nationwide rollout using existing capacity, while adding distribution with other major customers as we grow,” he said.

Financial Highlights	Quarter Ended
$ in millions, except per share data	March 31, 2024	April 2, 2023	Change
GAAP:
Net revenue	$442.7	$419.0	5.7%
Operating income	$11.9	$14.9	(20.3)%
Operating income margin	2.7%	3.6%	(90) bps
Net (loss)/income	$(6.7)	$1.6	nm
Net loss attributable to KKI	$(8.5)	$(0.3)	nm
Diluted loss per share	$(0.05)	$0.00	$(0.05)

Non-GAAP:
Organic revenue(1)	$440.9	$413.3	6.7%
Adjusted net income, diluted(1)	$11.3	$15.3	(25.8)%
Adjusted EBITDA(1)	$58.2	$54.9	5.9%
Adjusted EBITDA margin(1)	13.1%	13.1%	nm
Adjusted diluted EPS(1)	$0.07	$0.09	$(0.02)
Notes:
(1)Non-GAAP figures – please refer to Reconciliation of Non-GAAP Financial Measures.

Key Operating Metrics	Quarter Ended
$ in millions	March 31, 2024	April 2, 2023	Change
Global Points of Access	14,814	12,410	19.4%
Sales per Hub (U.S.) TTM	$4.9	$4.6	6.5%
Sales per Hub (International) TTM	$10.2	$9.8	4.1%
Digital Sales as a Percent of Retail Sales	23.0%	19.6%	340 bps
First Quarter 2024 Consolidated Results (vs Q1 2023)
Krispy Kreme’s first quarter results reflect continued year-over-year growth as the Company continued to execute upon our omni-channel strategy. Net revenue grew 5.7% to $442.7 million, compared to $419.0 million. GAAP net loss was $6.7 million compared to prior year net income of $1.6 million. GAAP diluted loss per share was $(0.05), a decline of $(0.05) from the same quarter last year.
Total company organic revenue grew 6.7%, fueled by a 19.4% increase in Points of Access and the success of global brand activations including Valentine’s Day and St. Patrick’s Day doughnuts among others. Digital sales as a percent of retail sales increased 340 basis points to 23.0% of sales, due to a focus on owned channel improvements and increasing product availability through third parties.
Adjusted EBITDA in the quarter grew 5.9% to $58.2 million, with Adjusted EBITDA margins flat at 13.1%. Adjusted Net Income, diluted declined 25.8% to $11.3 million in the quarter. Adjusted Diluted EPS declined to $0.07 from $0.09 in the same quarter last year, primarily driven by increased depreciation and amortization and interest expenses, as the Company continues to invest in global expansion.
First Quarter 2024 Segment Results (vs Q1 2023)
U.S.: In the U.S. segment, net revenue grew $14.6 million, or 5.2%, with organic revenue growth of 7.4%. Revenue growth was driven by increased Points of Access (“POA”) as we continue to accelerate our Delivered Fresh Daily strategy, combined with successful specialty doughnut collections linked to seasonal events. The gap between organic revenue growth and net revenue growth was primarily attributable to the exit of the Branded Sweet Treats business.
Sales per hub in the U.S. increased 6.5% to $4.9 million while DFD average sales per door per week remained stable at $640. Digital sales as a percentage of U.S. Fresh retail doughnut sales increased 480 basis points to 19.3% benefiting from successful marketing integrations and an expanded delivery radius.
U.S. Adjusted EBITDA increased 10.6% to $42.6 million with Adjusted EBITDA margin expansion of 70 basis points to 14.4% tied to labor and waste optimization and productivity benefits from the Company’s Hub and Spoke model.
International: In the International segment, which is now made up of all equity owned businesses including Japan and Canada, saw net revenue grow $12.8 million, or 11.4%. International organic revenue grew 9.8%, driven by record POA growth of 917, or nearly 24% growth, and successful marketing activations.
International Adjusted EBITDA grew 8.2% to $20.5 million with adjusted EBITDA margin declining approximately 50 basis points, as lower volumes in the U.K. continued to more than offset strength in Canada and Mexico.
Market Development: In the Market Development segment, which is now comprised of our franchise businesses both domestically in the U.S. and internationally, net revenue and organic revenue declined $3.6 million, or 14.1%, largely driven by a one-off timing impact of equipment sales in the prior year.
Market Development Adjusted EBITDA grew 3.0% to $11.9 million. Adjusted EBITDA margins expanded 900 basis points to 54.1%, due to the timing of lower margin equipment sales and the expansion of the Company’s Hub and Spoke model throughout international franchises.
Balance Sheet and Capital Expenditures
During the first quarter of 2024, the Company invested $29.1 million in capital expenditures, driven primarily by investments in the Hub and Spoke model in preparation for the U.S. expansion of our Delivered Fresh Daily network, information technology investments, and continued expansion at Insomnia Cookies.
As of March 31, 2024 the Company has total available liquidity of $133.6 million, including $33.1 million of cash and cash equivalents as well as undrawn capacity of roughly $100.5 million under available credit facilities. In 2023, the Company extended maturities of its primary debt facility to 2028 and as of March 31, 2024 has total debt of $946.2 million and net debt of $913.1 million.

2024 Financial Guidance
Krispy Kreme reaffirms the following guidance for the full year 2024 (vs FY2023)
•Net Revenue growth of +5% to +7%
•Organic Revenue growth of +6% to +8%
•Adjusted EBITDA growth of +8% to +11%
•Adjusted Diluted EPS of $0.27 to $0.31
•Income Tax rate between 26% and 28%
•Capital Expenditures of 7% to 8% of net revenue
•Interest Expense, net of $55 million to $65 million
The above guidance assumes nominal impact from foreign exchange. The Company continues to expect to reduce its net leverage in 2024, as it makes progress towards its 2026 goal of approximately 2.0x to 2.5x net leverage.
On October 3, 2023, the Company announced it is exploring strategic alternatives for Insomnia Cookies. Guidance for the full year 2024 includes operations from Insomnia Cookies.
Definitions
The following definitions apply to terms used throughout this press release:
•Global Points of Access: Reflects all locations at which fresh doughnuts or cookies can be purchased. We define global points of access to include all Hot Light Theater Shops, Fresh Shops, Carts and Food Trucks, DFD Doors and Cookie Shops, at both Company-owned and franchise locations as of the end of the respective reporting period. We monitor global points of access as a metric that informs the growth of our omni-channel presence over time and believe this metric is useful to investors to understand our footprint in each of our segments.
•Hubs: Reflects locations where fresh doughnuts are produced and processed for sale at any point of access. We define Hubs to include self-sustaining Hot Light Theater Shops and Doughnut Factories, at both Company-owned and franchise locations as of the end of the respective reporting period.
•Sales Per Hub: Sales per Hub equals Fresh Revenues from Hubs with Spokes, divided by the average number of Hubs with Spokes at the end of the five most recent quarters.
•Fresh Revenues from Hubs with Spokes: Fresh Revenues include product sales generated from our Doughnut Shop business (including digital), as well as DFD sales, but excluding sales from Branded Sweet Treats. It also excludes all Insomnia Cookies revenues as the measure is focused on the Krispy Kreme business. Fresh Revenues from Hubs with Spokes equals the Fresh Revenues derived from those Hubs currently producing product for other shops, Carts and Food Trucks, and/or DFD doors, but excluding Fresh Revenues derived from those Hubs not currently producing product for other shops, Carts and Food Trucks, and/or DFD doors.
•Free Cash Flow: Defined as cash provided by operating activities less purchases of property and equipment.
Conference Call
Krispy Kreme will host a public conference call at 8:30 AM Eastern Time today to discuss its results for the first quarter of 2024. The conference call can be accessed by dialing 1 (800) 715-9871 and entering the conference ID 5985470. International participants can access the call via the corresponding number listed HERE and entering the conference ID 5985470. To listen to the live audio webcast and Q&A, visit the Krispy Kreme investor relations website at investors.krispykreme.com. A replay and transcript of the webcast will be available on the website within 24 hours after the call. Krispy Kreme’s earnings press release and related materials will also be available on the investor relations section of the Company’s website.
Investor Relations
ir@krispykreme.com
Financial Media
Edelman Smithfield for Krispy Kreme, Inc.
Ashley Firlan & Ashna Vasa
KrispyKremeIR@edelman.com

About Krispy Kreme
Headquartered in Charlotte, N.C., Krispy Kreme is one of the most beloved and well-known sweet treat brands in the world. Our iconic Original Glazed® doughnut is universally recognized for its hot-off-the-line, melt-in-your-mouth experience. Krispy Kreme operates in 39 countries through its unique network of fresh doughnut shops, partnerships with leading retailers, and a rapidly growing digital business with more than 14,000 fresh points of access. Our purpose of touching and enhancing lives through the joy that is Krispy Kreme guides how we operate every day and is reflected in the love we have for our people, our communities and the planet. Connect with Krispy Kreme Doughnuts at www.KrispyKreme.com, or on one of its many social media channels, including www.Facebook.com/KrispyKreme and www.Twitter.com/KrispyKreme.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. The words “continue,” “towards,” “expect,” “outlook,” “guidance,” “explore,” or similar words, or the negative of these words, identify forward-looking statements. Such forward-looking statements are based on certain assumptions and estimates that we consider reasonable but are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial conditions, business, prospects, growth strategy and liquidity. Accordingly, there are, or will be, important factors that could cause our actual results to differ materially from those indicated in these statements. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved. Our actual results could differ materially from the forward-looking statements included herein. Factors that could cause actual results to differ from those expressed in forward-looking statements include, without limitation, the risks and uncertainties described under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, filed by us with the Securities and Exchange Commission (“SEC”) and described in the other filings we make from time to time with the SEC. We believe that these factors include, but are not limited to, the impact of pandemics, changes in consumer preferences, the impact of inflation, and our ability to execute on our omni-channel business strategy. These forward-looking statements are made only as of the date of this document, and we do not undertake any obligation, other than as may be required by applicable law, to update or revise any forward-looking or cautionary statement to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.
Non-GAAP Measures
This press release includes certain non-GAAP financial measures including organic revenue growth, Adjusted EBITDA, Adjusted Net Income, Diluted, Adjusted Diluted EPS, Fresh Revenue from Hubs with Spokes and Sales per Hub, which differ from results using U.S. Generally Accepted Accounting Principles (“GAAP”). These non-GAAP financial measures are not universally consistent calculations, limiting their usefulness as comparative measures. Other companies may calculate similarly titled financial measures differently than we do or may not calculate them at all. Additionally, these non-GAAP financial measures are not measurements of financial performance under GAAP. In order to facilitate a clear understanding of our consolidated historical operating results, you should examine our non-GAAP financial measures in conjunction with our historical consolidated financial statements and notes thereto filed with the SEC.
To the extent that the Company provides guidance, it does so only on a non-GAAP basis. The Company does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inability to predict the amount and timing of impacts outside of the Company’s control on certain items, such as net income and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

Krispy Kreme, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share amounts)

	Quarter Ended
	March 31, 2024 (13 weeks)	April 2, 2023 (13 weeks)
Net revenues
Product sales	$433,512	$410,674
Royalties and other revenues	9,186	8,276
Total net revenues	442,698	418,950
Product and distribution costs	107,015	117,833
Operating expenses	205,195	191,408
Selling, general and administrative expense	71,574	61,468
Marketing expenses	12,115	9,853
Pre-opening costs	1,105	764
Other expenses/(income), net	200	(5,263)
Depreciation and amortization expense	33,586	27,939
Operating income	11,908	14,948
Interest expense, net	13,736	11,988
Other non-operating expense, net	573	999
(Loss)/income before income taxes	(2,401)	1,961
Income tax expense	4,262	317
Net (loss)/income	(6,663)	1,644
Net income attributable to noncontrolling interest	1,871	1,945
Net loss attributable to Krispy Kreme, Inc.	$(8,534)	$(301)
Net loss per share:
Common stock — Basic	$(0.05)	$0.00
Common stock — Diluted	$(0.05)	$0.00
Weighted average shares outstanding:
Basic	168,685	168,141
Diluted	168,685	168,141

Krispy Kreme, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	As of
	March 31, 2024	December 31, 2023
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$33,132	$38,185
Restricted cash	480	429
Accounts receivable, net	57,287	59,362
Inventories	39,257	34,716
Taxes receivable	18,397	15,526
Prepaid expense and other current assets	25,461	25,363
Total current assets	174,014	173,581
Property and equipment, net	543,100	538,220
Goodwill	1,098,826	1,101,939
Other intangible assets, net	938,847	946,349
Operating lease right of use asset, net	456,810	456,964
Other assets	22,721	23,539
Total assets	$3,234,318	$3,240,592
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$60,326	$54,631
Current operating lease liabilities	50,275	50,365
Accounts payable	128,555	156,488
Accrued liabilities	117,093	134,005
Structured payables	133,809	130,104
Total current liabilities	490,058	525,593
Long-term debt, less current portion	881,778	836,615
Noncurrent operating lease liabilities	454,265	454,583
Deferred income taxes, net	123,203	123,925
Other long-term obligations and deferred credits	37,127	36,093
Total liabilities	1,986,431	1,976,809
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.01 par value; 300,000 shares authorized as of both March 31, 2024 and December 31, 2023; 168,731 and 168,628 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	1,687	1,686
Additional paid-in capital	1,449,773	1,443,591
Shareholder note receivable	(3,629)	(3,850)
Accumulated other comprehensive (loss)/income, net of income tax	(1,208)	7,246
Retained deficit	(293,430)	(278,990)
Total shareholders’ equity attributable to Krispy Kreme, Inc.	1,153,193	1,169,683
Noncontrolling interest	94,694	94,100
Total shareholders’ equity	1,247,887	1,263,783
Total liabilities and shareholders’ equity	$3,234,318	$3,240,592

Krispy Kreme, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Quarter Ended
	March 31, 2024 (13 weeks)	April 2, 2023 (13 weeks)
CASH FLOWS (USED FOR)/FROM OPERATING ACTIVITIES:
Net (loss)/income	$(6,663)	$1,644
Adjustments to reconcile net (loss)/income to net cash (used for)/provided by operating activities:
Depreciation and amortization expense	33,586	27,939
Deferred and other income taxes	214	(219)
Loss on extinguishment of debt	—	472
Impairment and lease termination charges	247	4,900
(Gain)/loss on disposal of property and equipment	(49)	33
Gain on sale-leaseback	—	(9,661)
Share-based compensation	6,986	5,545
Change in accounts and notes receivable allowances	113	334
Inventory write-off	411	7,115
Settlement of interest rate swap derivatives	—	7,657
Amortization related to settlement of interest rate swap derivatives	(2,955)	—
Other	788	(204)
Change in operating assets and liabilities, excluding foreign currency translation adjustments	(50,383)	(35,190)
Net cash (used for)/provided by operating activities	(17,705)	10,365
CASH FLOWS USED FOR INVESTING ACTIVITIES:
Purchase of property and equipment	(29,064)	(26,553)
Proceeds from sale-leaseback	—	10,025
Other investing activities	19	82
Net cash used for investing activities	(29,045)	(16,446)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of debt	179,500	891,698
Repayment of long-term debt and lease obligations	(132,343)	(852,144)
Payment of financing costs	—	(5,000)
Proceeds from structured payables	101,287	44,757
Payments on structured payables	(97,416)	(70,480)
Capital contribution by shareholders, net of loans issued	232	—
Distribution to shareholders	(5,902)	(5,884)
Payments for repurchase and retirement of common stock	(804)	—
Distribution to noncontrolling interest	(977)	(1,139)
Net cash provided by financing activities	43,577	1,808
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,829)	(1,373)
Net decrease in cash, cash equivalents and restricted cash	(5,002)	(5,646)
Cash, cash equivalents and restricted cash at beginning of period	38,614	35,730
Cash, cash equivalents and restricted cash at end of period	$33,612	$30,084

Net cash (used for)/provided by operating activities	$(17,705)	$10,365
Less: Purchase of property and equipment	(29,064)	(26,553)
Free cash flow	$(46,769)	$(16,188)

Krispy Kreme, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(in thousands, except per share amounts)
We define “Adjusted EBITDA” as earnings before interest expense, net, income tax expense, and depreciation and amortization, with further adjustments for share-based compensation, certain strategic initiatives, acquisition and integration expenses, and other certain non-recurring, infrequent or non-core income and expense items. Adjusted EBITDA is a principal metric that management uses to monitor and evaluate operating performance and provides a consistent benchmark for comparison across reporting periods.
We define “Adjusted Net Income, Diluted” as net loss attributable to common shareholders, adjusted for interest expense, share-based compensation, certain strategic initiatives, acquisition and integration expenses, amortization of acquisition-related intangibles, the tax impact of adjustments, and other certain non-recurring, infrequent or non-core income and expense items. “Adjusted EPS” is Adjusted Net Income, Diluted converted to a per share amount.
Adjusted EBITDA, Adjusted Net Income, Diluted, and Adjusted EPS have certain limitations, including adjustments for income and expense items that are required by GAAP. In evaluating these non-GAAP measures, you should be aware that in the future we will incur expenses that are the same as or similar to some of the adjustments in this presentation, such as share-based compensation. Our presentation of Adjusted EBITDA, Adjusted Net Income, Diluted, and Adjusted EPS should not be construed to imply that our future results will be unaffected by any such adjustments. Management compensates for these limitations by relying on our GAAP results in addition to using Adjusted EBITDA, Adjusted Net Income, Diluted, and Adjusted EPS supplementally.

	Quarter Ended
(in thousands)	March 31, 2024	April 2, 2023
Net (loss)/income	$(6,663)	$1,644
Interest expense, net	13,736	11,988
Income tax expense	4,262	317
Depreciation and amortization expense	33,586	27,939
Share-based compensation	6,986	5,545
Employer payroll taxes related to share-based compensation	43	25
Other non-operating expense, net (1)	573	999
Strategic initiatives (2)	4,821	13,469
Acquisition and integration expenses (3)	248	91
New market penetration expenses (4)	466	94
Shop closure expenses/(income), net (5)	139	(679)
Restructuring and severance expenses (6)	6	580
Gain on sale-leaseback	—	(9,661)
Other (7)	(15)	2,577
Adjusted EBITDA	$58,188	$54,928

	Quarter Ended
(in thousands)	March 31, 2024	April 2, 2023
Segment Adjusted EBITDA:
U.S.	$42,616	$38,535
International	20,536	18,982
Market Development	11,900	11,551
Corporate	(16,864)	(14,140)
Total Adjusted EBITDA	$58,188	$54,928

	Quarter Ended
(in thousands, except per share amounts)	March 31, 2024	April 2, 2023
Net (loss)/income	$(6,663)	$1,644
Share-based compensation	6,986	5,545
Employer payroll taxes related to share-based compensation	43	25
Other non-operating expense, net (1)	573	999
Strategic initiatives (2)	4,821	13,469
Acquisition and integration expenses (3)	248	91
New market penetration expenses (4)	466	94
Shop closure expenses/(income), net (5)	139	(679)
Restructuring and severance expenses (6)	6	580
Gain on sale-leaseback	—	(9,661)
Other (7)	(15)	2,577
Amortization of acquisition related intangibles (8)	7,420	7,273
Loss on extinguishment of 2019 Facility (9)	—	472
Tax impact of adjustments (10)	(224)	(4,656)
Tax specific adjustments (11)	(589)	(557)
Net income attributable to noncontrolling interest	(1,871)	(1,945)
Adjusted net income attributable to common shareholders - Basic	$11,340	$15,271
Additional income attributed to noncontrolling interest due to subsidiary potential common shares	(19)	(10)
Adjusted net income attributable to common shareholders - Diluted	$11,321	$15,261
Basic weighted average common shares outstanding	168,685	168,141
Dilutive effect of outstanding common stock options, RSUs, and PSUs	2,488	1,850
Diluted weighted average common shares outstanding	171,173	169,991
Adjusted net income per share attributable to common shareholders:
Basic	$0.07	$0.09
Diluted	$0.07	$0.09
(1)Primarily foreign translation gains and losses in each period.
(2)The quarter ended March 31, 2024 consists primarily of costs associated with global transformation, exploring strategic alternatives for the Insomnia Cookies business, and preparing for the McDonald’s U.S. expansion (with these specific initiatives aggregating to approximately $4.6 million of the total). The quarter ended April 2, 2023 consists primarily of costs associated with the decision to exit the Branded Sweet Treats business, including property, plant and equipment impairments, inventory write-offs, employee severance, and other related costs (approximately $13.4 million of the total).
(3)Consists of acquisition and integration-related costs in connection with the Company’s business and franchise acquisitions, including legal, due diligence, and advisory fees incurred in connection with acquisition and integration-related activities for the applicable period.
(4)Consists of start-up costs associated with entry into new countries for which the Company’s brands have not previously operated, including the Insomnia Cookies brand entering Canada and the U.K.
(5)Includes lease termination costs, impairment charges, and loss on disposal of property, plant and equipment. The quarter ended April 2, 2023 includes gains related to the termination of leases at certain Krispy Kreme shops in the U.S. where the Company had already recognized impairment of the corresponding right of use assets in a prior period.
(6)The quarter ended April 2, 2023 consists primarily of costs associated with restructuring of the global executive team.
(7)The quarters ended March 31, 2024 and April 2, 2023 consist primarily of legal and other regulatory expenses incurred outside the ordinary course of business. The regulatory expenses incurred in the quarter ended April 2, 2023 relate to previous business acquisitions.
(8)Consists of amortization related to acquired intangible assets as reflected within depreciation and amortization in the Condensed Consolidated Statements of Operations.
(9)Includes interest expenses related to unamortized debt issuance costs from the 2019 Facility associated with extinguished lenders as a result of the March 2023 debt refinancing.
(10)Tax impact of adjustments calculated applying the applicable statutory rates. The quarters ended March 31, 2024 and April 2, 2023 also include the impact of disallowed executive compensation expense.

(11)The quarter ended March 31, 2024 consists of the recognition of a previously unrecognized tax benefit unrelated to ongoing operations and a discrete tax benefit unrelated to ongoing operations. The quarter ended April 2, 2023 consists of a discrete tax benefit unrelated to ongoing operations.

Krispy Kreme, Inc.
Segment Reporting (Unaudited)
(in thousands, except percentages or otherwise stated)

	Quarter Ended
	March 31, 2024	April 2, 2023
Net revenues:
U.S.	$295,935	$281,344
International	124,750	111,988
Market Development	22,013	25,618
Total net revenues	$442,698	$418,950

Q1 2024 Organic Revenue - QTD (in thousands, except percentages)	U.S.	International	Market Development	Total Company
Total net revenues in first quarter of fiscal 2024	$295,935	$124,750	$22,013	$442,698
Total net revenues in first quarter of fiscal 2023	281,344	111,988	25,618	418,950
Total Net Revenues Growth	14,591	12,762	(3,605)	23,748
Total Net Revenues Growth %	5.2%	11.4%	-14.1%	5.7%
Less: Impact of shop optimization program closures	(316)	—	—	(316)
Less: Impact of Branded Sweet Treats exit	(5,367)	—	—	(5,367)
Adjusted net revenues in first quarter of fiscal 2023	275,661	111,988	25,618	413,267
Adjusted net revenue growth	20,274	12,762	(3,605)	29,431
Impact of foreign currency translation	—	(1,836)	—	(1,836)
Organic Revenue Growth	$20,274	$10,926	$(3,605)	$27,595
Organic Revenue Growth %	7.4%	9.8%	-14.1%	6.7%

Q1 2023 Organic Revenue - QTD (in thousands, except percentages)	U.S.	International	Market Development	Total Company
Total net revenues in first quarter of fiscal 2023	$281,344	$111,988	$25,618	$418,950
Total net revenues in first quarter of fiscal 2022	247,919	104,493	20,120	372,532
Total Net Revenues Growth	33,425	7,495	5,498	46,418
Total Net Revenues Growth %	13.5%	7.2%	27.3%	12.5%
Less: Impact of shop optimization closures	(3,187)	—	—	(3,187)
Adjusted net revenues in first quarter of fiscal 2022	244,732	104,493	20,120	369,345
Adjusted net revenue growth	36,612	7,495	5,498	49,605
Impact of acquisitions	(3,080)	—	893	(2,187)
Impact of foreign currency translation	—	5,779	—	5,779
Organic Revenue Growth	$33,532	$13,274	$6,391	$53,197
Organic Revenue Growth %	13.7%	12.7%	31.8%	14.4%

	Trailing Four Quarters Ended	Fiscal Years Ended
Sales per Hub (in thousands, unless otherwise stated)	March 31, 2024	December 31, 2023	January 1, 2023
U.S.:
Revenues	$1,119,535	$1,104,944	$1,010,250
Non-Fresh Revenues (1)	(4,003)	(9,416)	(38,380)
Fresh Revenues from Insomnia Cookies and Hubs without Spokes (2)	(395,102)	(399,061)	(404,430)
Sales from Hubs with Spokes	720,430	696,467	567,440
Sales per Hub (millions)	4.9	4.9	4.5

International:
Sales from Hubs with Spokes (3)	$502,393	$489,631	$435,651
Sales per Hub (millions) (4)	10.2	10.0	9.7
(1)Includes the exited Branded Sweet Treats business revenues.
(2)Includes Insomnia Cookies revenues and Fresh Revenues generated by Hubs without Spokes.
(3)Total International net revenues is equal to Fresh Revenues from Hubs with Spokes for that business segment.
(4)International sales per Hub comparative data has been restated in constant currency based on current exchange rates.

Krispy Kreme, Inc.
Global Points of Access (Unaudited)

	Global Points of Access
	Quarter Ended		Fiscal Year Ended
	March 31, 2024	April 2, 2023	December 31, 2023
U.S.:
Hot Light Theater Shops	229	228	229
Fresh Shops	71	67	70
Cookie Bakeries	277	239	267
DFD Doors (2)	7,198	6,081	6,808
Total	7,775	6,615	7,374
International:
Hot Light Theater Shops	45	43	44
Fresh Shops	490	458	483
Carts, Food Trucks, and Other (1)	16	16	16
DFD Doors	4,202	3,319	3,977
Total	4,753	3,836	4,520
Market Development:
Hot Light Theater Shops	117	106	116
Fresh Shops	1,010	835	968
Carts, Food Trucks, and Other (1)	30	28	30
DFD Doors	1,129	990	1,139
Total	2,286	1,959	2,253
Total Global Points of Access (as defined)	14,814	12,410	14,147
Total Hot Light Theater Shops	391	377	389
Total Fresh Shops	1,571	1,360	1,521
Total Cookie Bakeries	277	239	267
Total Shops	2,239	1,976	2,177
Total Carts, Food Trucks, and Other	46	44	46
Total DFD Doors	12,529	10,390	11,924
Total Global Points of Access (as defined)	14,814	12,410	14,147
(1)Carts and Food Trucks are non-producing, mobile (typically on wheels) facilities without walls or a door where product is received from a Hot Light Theater Shop or Doughnut Factory. Other includes a vending machine. Points of Access in this category are primarily found in international locations in airports, train stations, etc.
(2)Includes over 160 McDonald’s shops located in Louisville and Lexington, Kentucky and the surrounding area as of March 31, 2024.

Krispy Kreme, Inc.
Global Hubs (Unaudited)

	Hubs
	Quarter Ended		Fiscal Year Ended
	March 31, 2024	April 2, 2023	December 31, 2023
U.S.:
Hot Light Theater Shops (1)	221	221	220
Doughnut Factories	4	4	4
Total	225	225	224
Hubs with Spokes	154	137	149
Hubs without Spokes	71	88	75
International:
Hot Light Theater Shops (1)	36	34	36
Doughnut Factories	14	14	14
Total	50	48	50
Hubs with Spokes	50	48	50
Market Development:
Hot Light Theater Shops (1)	113	103	112
Doughnut Factories	26	24	23
Total	139	127	135
Total Hubs	414	400	409
(1)Includes only Hot Light Theater Shops and excludes Mini Theaters. A Mini Theater is a Spoke location that produces some doughnuts for itself and also receives doughnuts from another producing location.

Krispy Kreme, Inc.
Net Debt and Leverage (Unaudited)
(in thousands, except leverage ratio)

	March 31, 2024		December 31, 2023
Current portion of long-term debt	$60,326		$54,631
Long-term debt, less current portion	881,778		836,615
Total long-term debt, including debt issuance costs	942,104		891,246
Add back: Debt issuance costs	4,109		4,371
Total long-term debt, excluding debt issuance costs	946,213		895,617
Less: Cash and cash equivalents	(33,132)		(38,185)
Net debt	$913,081		$857,432
Adjusted EBITDA - trailing four quarters	214,884		211,624
Net leverage ratio	4.2	x	4.1	x